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Exhibit 14.1

                           GREEN IRONS HOLDINGS CORP.
                                 CODE OF ETHICS


                                     TOPICS
                                     ------

1.   Statement of Policy 2. Implementation and Enforcement
3.   Relations with Competitors and Other Third Parties
4.   Insider Trading, Securities Compliance and Public Statements
5.   Financial Reporting
6.   Human Resources
7.   Environmental, Health and Safety
8.   Conflicts of Interest
9.   International Trade
10.  Government Relations
11.  Contractors, Consultants, and Temporary Workers
12.  Conclusion

1.   STATEMENT OF POLICY

The Company has adopted eight Corporate Values (Focus, Respect, Excellence, Accountability, Teamwork, Integrity, Very Open Communications and Enjoying Our
Work) to provide a framework for all employees in conducting ourselves in our jobs. These policies are not intended to substitute for those Values, but will serve as guidelines in helping you to conduct the Company's business in accordance with our Values. Compliance requires meeting the spirit, as well as the literal meaning, of the law, the policies and the Values. It is expected that you will use common sense, good judgment, high ethical standards and integrity in all your business dealings.

If you encounter a situation you are not able to resolve by reference to these policies, ask for help. Contact Andrew Couvell, Chief Executive Officer, who has been identified as responsible for overseeing compliance with these policies.

Violations of the law or the Company's policies will subject employees to disciplinary action, up to and including termination of employment. In addition, individuals involved may subject themselves and the Company to severe penalties including fines and possible imprisonment. Compliance with the law and high ethical standards in the conduct of Company business should be a top priority for each employee, officer and director.

2.   IMPLEMENTATION AND ENFORCEMENT.

Andrew Couvell, our Chief Executive Officer, has been appointed as Compliance Officer of the Company, responsible for overseeing compliance with, and enforcement of, all Company policies.

Employees are expected to be familiar with these policies as they apply to their duties. They should consult with their managers if they need assistance in understanding or interpreting these policies. Each employee is required to follow these policies and to comply with their terms. A refusal by any employee to agree to be bound by these policies shall be grounds for discipline up to and including dismissal.

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Any employee who, in good faith, has reason to believe a Company operation or activity is in violation of the law or of these policies must call the matter to the attention of Andrew Couvell, our Chief Executive Officer. All reports will be reviewed and investigated and as necessary under the circumstances, and the reporting employee should provide sufficient information to enable a complete investigation to be undertaken.

ANY EMPLOYEE WHO MAKES AN ALLEGATION IN GOOD FAITH REASONABLY BELIEVING THAT A PERSON HAS VIOLATED THESE POLICIES OR THE LAW, WILL BE PROTECTED AGAINST RETALIATION.

3.   RELATIONS WITH COMPETITORS AND OTHER THIRD PARTIES.

The Company's policy is to comply fully with competition and antitrust laws throughout the world. These laws generally prohibit companies from using illegal means to maintain, obtain or attempt to obtain a monopoly in a market. They also prohibit companies from engaging in unfair trade practices. "UNFAIR TRADE practices" include fixing prices, dividing markets, agreeing with competitors not to compete, or agreeing to boycott certain customers. It is advised that you consult with the Andrew Couvell before attending a meeting with a party who may be viewed as a competitor.

4.   INSIDER TRADING, SECURITIES COMPLIANCE AND PUBLIC STATEMENTS.

Securities laws prohibit anyone who is in possession of material, non-public information ("Insider Information") about a company from purchasing or selling stock of that company, or communicating the information to others. Information is considered "material" if a reasonable investor would consider it to be important in making a decision to buy or sell that stock. Some examples include financial results and projections, new products, acquisitions, major new contracts or alliances prior to the time that they are publicly announced. Employees who become aware of such Inside Information about the Company must refrain from trading in the shares of the Company until the Inside Information is publicly announced.

Employees must also refrain from disclosing that information to persons who do not have a Company need to know, whether they are inside the Company or outside, such as spouses, relatives or friends.

The Company makes regular formal disclosures of its financial performance and results of operations to the investment community. We also regularly issue press releases. Other than those public statements, which go through official Company channels, employees are prohibited from communicating outside the Company about the Company's business, financial performance or future prospects. Such communications include questions from securities analysts, reporters or other news media, but also include seemingly innocent discussions with family, friends, neighbors or acquaintances.

5.   FINANCIAL REPORTING.

The Company is required to maintain a variety of records for purposes of reporting to the government. The Company requires all employees to maintain full compliance with applicable laws and regulations requiring that its books of account and records be accurately maintained. Specifics of these requirements are available from Andrew Couvell.

6.   HUMAN RESOURCES.

The Company is committed to providing a work environment that is free from unlawful harassment and discrimination, and respects the dignity of its employees. The Company has policies covering various aspects of its relationship with its employees, as well as employees' relationships with each other. For more detailed information, you should consult Andrew Couvell. Each employee is expected to be familiar with these policies and to abide by them.

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7.   ENVIRONMENTAL, HEALTH AND SAFETY.

The Company is committed to protecting the health and safety of our employees, as well as the environment in general. The Company expects employees to obey all laws and regulations designed to protect the environment, and the health and safety of our employees, and to obtain and fully observe all permits necessary to do business.

At the very least, all employees should be familiar with and comply with safety regulations applicable to their work areas. The Company will make, to the extent possible, reasonable accommodations for the known physical or mental limitations of our employees. Employees who require an accommodation should contact Andrew Couvell. The Company will then engage in an interactive process to determine what reasonable accommodations may exist.

8.   CONFLICTS OF INTEREST.

Each employee is expected to avoid any activity, investment or association that interferes with the independent exercise of his or her judgment in the Company's best interests ("Conflicts of Interest"). Conflicts of Interest can arise in many situations. They occur most often in cases where the employee or the employee's family obtains some personal benefit at the expense of the Company's best interests.

No employee, or any member of employee's immediate family, shall accept money, gifts of other than nominal value, unusual entertainment, loans, or any other preferential treatment from any customer or supplier of the Company where any obligation may be incurred or implied on the giver or the receiver or where the intent is to prejudice the recipient in favor of the provider. Likewise, no employee shall give money, gifts of other than nominal value, unusual entertainment or preferential treatment to any customer or supplier of the Company, or any employee or family members thereof, where any obligation might be incurred or implied, or where the intent is to prejudice the recipient in favor of the Company. No such persons shall solicit or accept kickbacks, whether in the form of money, goods, services or otherwise, as a means of influencing or rewarding any decision or action taken by a foreign or domestic vendor, customer, business partner, government employee or other person whose position may affect the Company's business.

No employee shall use Company property, services, equipment or business for personal gain or benefit.

Employees may not: (1) act on behalf of, or own a substantial interest in, any company or firm that does business, or competes, with the Company; (2) conduct business on behalf of the Company with any company or firm in which the employee or a family member has a substantial interest or affiliation. Exceptions require advance written approval from the Company's Attorney.

Employees should not create the appearance that they are personally benefiting in any outside endeavor as a result of their employment by the Company, or that the Company is benefiting by reason of their outside interests. Any employee who is not sure whether a proposed action would present a conflict of interest or appear unethical should consult with Andrew Couvell.

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9.   INTERNATIONAL TRADE.

The Company must comply with a variety of laws around the world regarding its activities. In some cases, the law prohibits the disclosure of information, whether the disclosure occurs within the U.S. or elsewhere, and whether or not the disclosure is in writing.
Payments or gifts to non-U.S. government officials are prohibited by law and by Company policy. The Foreign Corrupt Practices Act precludes payments to non-U.S. government officials for the purpose of obtaining or retaining business, even if the payment is customary in that country. This law applies anywhere in the world to U.S. citizens, nationals, residents, businesses or employees of U.S. businesses. Because GREEN IRONS HOLDINGS CORP. is a U.S. company, this law applies to the Company and all of its subsidiaries. Any questions on this policy should be directed to Andrew Couvell.

10.  GOVERNMENT RELATIONS.

The Company is prohibited by law from making any contributions or expenditures in connection with any U.S. national election. This includes virtually any activity that furnishes something of value to an election campaign for a federal office. Use of the Company's name in supporting any political position or ballot measure, or in seeking the assistance of any elected representative, requires the specific approval of the Chief Executive Officer of the Company. Political contributions or expenditures are not to be made out of Company funds in any foreign country, even if permitted by local law, without the consent of the Company's Chief Executive Officer.

U.S. law also prohibits giving, offering, or promising anything of value to any public official in the U.S. or any foreign country to influence any official act, or to cause an official to commit or omit any act in violation of his or her lawful duty. Company employees are expected to comply with these laws.

11.  VENDORS, CONTRACTORS, CONSULTANTS AND TEMPORARY WORKERS.

Vendors, contractors, consultants or temporary workers who are acting on the Company's behalf, or on Company property, are expected to follow the law, Company policies and honor Company Values. Violations will subject the person or firm to sanctions up to and including loss of the contract, contracting or consulting agreement, or discharge from temporary assignment.

12.  CONCLUSION.

This Code of Ethics is not intended to cover every possible situation in which you may find yourself. It is meant to give you the boundaries within which the Company expects you to conduct yourself while representing GREEN IRONS HOLDINGS CORP. You may find yourself in a situation where there is no clear guidance given by this Code of Ethics. If that occurs, return to the foundations stated earlier: common sense, good judgment, high ethical standards and integrity. And refer to the Company's Values. In addition, there are many resources upon which you may rely: your management chain, Human Resources, Legal or other GREEN IRONS HOLDINGS CORP. departments, and the CEO. Together we can continue to make GREEN IRONS HOLDINGS CORP. a company that sets a standard for managing high-tech companies.


_____________________________________
Employee


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                           GREEN IRONS HOLDINGS CORP.

                                     VALUES

FOCUS We exist only because we are involved in accounts receivable management.

RESPECT We value all people, treating them with dignity at all times.

EXCELLENCE We strive for "Best in Class" in everything we do.

ACCOUNTABILITY We do what we say we will do and expect the same from others.

TEAMWORK We believe that cooperative action produces superior results.

INTEGRITY We are honest with ourselves, each other, our customers, our partners and our shareholders

VERY OPEN COMMUNICATION We share information, ask for feedback, acknowledge good work, and encourage diverse ideas.

ENJOYING OUR WORK We work hard, are rewarded for it, and maintain a good sense of perspective, humor and enthusiasm.


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REPORTABLE VIOLATIONS - ANONYMOUS REPORTING PROGRAM

Accounting Error
Accounting Omissions
Accounting Misrepresentations
Auditing Matters
Compliance/Regulation Violations
Corporate Scandal
Domestic Violence
Discrimination
Embezzlement
Environmental Damage
Ethics Violation
Fraud
Harassment
Industrial Accidents
Misconduct
Mistreatment
Poor Customer Service
Poor Housekeeping
Sabotage
Securities
Violation
Sexual Harassment
Substance Abuse
Theft
Threat of Violence
Unfair Labor Practice
Unsafe Working Conditions
Vandalism
Waste Waste of Time and Resources
Workplace Violence

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